UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 10
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GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ECOSOLUTIONS INTL
(Exact name of registrant as specified in its charter)
______________________

Nevada		04-3803966
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

295 East Main Street, Suite 1, Ashland, Oregon 97520
(Address of principal executive offices)

(541) 552-9360
Issuer’s telephone number:

Copies to:

William Gould, Esq.
Ekong I. Udoekwere, Esq.
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Telephone: (310) 553-4441

Securities to be registered under Section 12(b) of the Act:
None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of class
Common Stock, $.001 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “Forward-Looking Statements” for purposes of these provisions, including our plans to cultivate, produce and market non-food based feedstock for applications in the biofuels market, any projections of revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All Forward-Looking Statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any Forward-Looking Statement. In some cases, Forward-Looking Statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements are subject to inherent risks and uncertainties, including any other factors referred to in our press releases and reports filed with the Securities and Exchange Commission. All subsequent Forward-Looking Statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Additional factors that may have a direct bearing on our operating results are described under “Risk Factors” and elsewhere in this Form.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-KSB (or any successor form), quarterly reports on Form 10-QSB (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this Form 10, the terms “we,” “us,” “our,” “the Company” and “our company” refer to ecoSolutions Intl, a Nevada corporation.

ITEM 1.  BUSINESS.

Organizational History

Our company was originally incorporated as “360 Interchange, Inc.” under the laws of the State of Oregon on July 24, 2004. On January 3, 2005, we reincorporated under the laws of the State of Nevada. We subsequently changed our name to “ecoSolutions Intl” on March 17, 2008 to reflect our current business focus. Our principal executive offices are located at 295 East Main Street, Suite 1, Ashland, Oregon 97520, and our telephone number is (541) 552-9360. Due to our business relationships in Asia, we also maintain a branch office located at 229 Yan An Road, West Shanghai Mart, Suite 3B55, Shanghai, 200336 PRC. We maintain a website at www.360interchange.com, and are in the process of establishing a new website reflecting our recent name change. Our Internet website(s) and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this Form 10 registration statement.

Until 2007, we were a trading company operating out of the State of Oregon focusing on the sale of wood flooring and yoga mat products in North America. There were approximately $2.6 billion in sales of hardwood flooring in North America during 2006, and a 30% growth in the industry for the 5-year period ending in 2006. However, we have not generated significant revenues from our trading company operations, and have incurred net operating losses since our inception in 2004. At December 31, 2007, our accumulated deficit was approximately $3.6 million.

The wood flooring industry is dependent on activity in the construction and real estate markets, and our operations in this industry have been affected by the financial troubles in the real estate market. In addition, the number of trading companies has grown substantially with foreign companies competing with the Asian traditional traders. There has also been a growth resulting from the Internet explosion, in that there now exists many sites offering direct communication with the factories and manufacturers, and functioning effectively as online trading companies. As more companies in the United States become savvy about working directly with factories, trading companies have to adapt and become more service oriented to retain their customer base. This has presented significant challenges for what we believe to be an already crowed market.

Due to growing troubles in the real estate market and its ancillary industries, and sluggish industry sales resulting from stiff competition, in early 2007, our Board of Directors considered entering into a number of other businesses that would enable us to be able to provide our shareholders with future value. Our Board subsequently decided to develop a business in the alternative plastics market as a distributor of non-PVC plastics and bioplastics, having concluded that there was a significant opportunity to participate in the rapidly growing eco-consciousness and “green” industry, including the sale of eco-friendly alternatives to ordinary consumer goods. See “Item 1. Business — Overview of Plastics Market,” below for further discussion of the plastics industry, including the bioplastics and non-conventional plastics markets.

In 2007, we adjusted our business plan to focus primarily on providing ecologically friendly alternatives to plastic, PVC, rubber and non-sustainable wood products throughout the world. While currently maintaining a presence in the wood flooring and yoga mats space as we transition into our new business plan, we have extended our business operations to include the development and sales of a range of competitive to premium priced products that are environmentally attractive alternatives to more toxic and damaging materials such as PVC (polyvinyl chloride, commonly called vinyl). We are presently focused on building a brand around our suite of eco-friendly solutions and products, including our ecoPlastic™ and ecoFoam™ product lines, and co-brand opportunities with our customers. Given the 350 billion pounds per year of plastics that are produced annually, growing at a rate of 5% per annum, we believe that we are targeting a market with enormous growth opportunities for our products. Additionally, with our broader line of product offerings, relative to more conventional players in the bioplastics space, we offer environmentally friendly solutions in a way that non-diversified bioplastics companies cannot.

Overview of Plastics Market

Conventional/Petroleum-Based Plastics

The production of conventional or fossil fuel-based plastics begins with crude oil and natural gas. The components of these fossil fuels are heated, resulting in their conversion into hydrocarbons such as ethylene and propylene. Further processing creates styrene, vinyl chloride, ethylene glycol, terephthalic acid and many others. These molecules are then chemically bonded into chains known as polymers. These polymers and their many combinations produce the abundance of plastic forms we have today. There are many common misconceptions about conventional plastic and its uses. Americans and Europeans use 80% of the world's plastic bags, according to Worldwatch.org. A survey conducted in early April, 2007 on behalf of joint venture partners Metabolix, Inc. and Archer Daniels Midland found that 72% of the U.S. public does not know that conventional plastic derives from petroleum products. Forty percent of the 501 respondents thought plastic naturally biodegrades. In reality, U.S. plastics manufacturing consumes roughly 2 million barrels of oil a day - or 10% of the nation's overall consumption - and its products never biodegrade. On an annualized basis, the U.S. consumes 7.5 billion barrels of oil a year, of which roughly 254 million barrels are used in plastics and chemical production combined.

The conventional plastics market includes several widely used, high volume commodity resins and numerous lower volume, higher performance resins targeting specialized end uses. Over the past five decades the plastics market has posted relatively consistent growth driven by a number of important fundamental factors including:

•	replacement of traditional materials (glass, steel, aluminum, paper) with lower weight, higher performance plastics;

•	increased health and safety requirements necessitating improved consumer packaging;

•	consumer demand for enhanced appearance and aesthetics which can be achieved with plastic materials; and

•	demand for more durable and functional materials in consumer durable and non-durable products.

        The growth in plastic use has generally exceeded overall economic growth as plastics have entered numerous new markets and product applications based on their functionality and ability to meet numerous user requirements.

        There are many different categories of plastics sold into the market today, but they are generally categorized into two broad groups: commodity polymers and specialty polymers. The most commonly known commodity polymers include polyethylene, polypropylene, polystyrene, PET and polyvinyl chloride (PVC). The commodity polymers are high volume resins that tend to be lower value-added materials produced in volumes of tens of billions of pounds per year, and comprising roughly 90% of the aggregate plastic market. The global market for plastics for use in compostable bags, cosmetics packaging, card stock, consumer electronics, agricultural/horticultural applications and marine/water applications alone is approximately two billion pounds per year, with a growth rate of 5% annually.

Specialty polymer pricing varies widely based on the type of resin and the performance characteristics offered by the material. However, these resins are typically priced at a premium to commodity plastics and, according to Plastics Technology, were selling at values starting above $0.80 per pound and reaching as high, in some cases, as $3.60 per pound in June 2006. In contrast, the commodity grade resins were generally priced at less than $1.00 per pound at that time. Pricing has been volatile due to fluctuations in raw materials costs and supply/demand characteristics.

Some of the more common forms of conventional plastics and their applications in everyday use include the following:

º Polyvinyl Chloride (PVC)- - PVC is the second most pervasive plastic in production today and is used in everything from building materials to furniture, automotive and toy manufacturing. Some of the most common toys available in the market today, including teething rings and rubber ducks, are manufactured from PVC. The PVC that so many of these toys are made of frequently contains toxic additives that have been linked in animal studies to a variety of illnesses, including cancer, abnormal brain development, reproductive damage and damage to the kidneys and liver. Further, plastic toys contain plasticizers known as phthalates. Phthalates are toxic chemicals used in the production of plastics to make them soft and pliable, but they can rub off on skin, fabric and in the mouth of the children who use them.

º Polyethylene Terephthalate (PET) - More than half of all plastic bottles that hold water and soda are made from the polyester PET. In heat, PET breaks down and gives off a slightly fruity flavor. It also leaches the toxic metal antimony, which poisons the body in similar ways to arsenic, which means that an overdose of antimony can be fatal. Consumption via a PET-based bottle may cause headaches and dizziness.

Emerging Issues Surrounding Conventional Plastics

Environmental issues around the world today are increasingly at the fore. Weather patterns and climate change are trending to extremes, and, increasingly, health-related problems are being attributed to the toxins in our atmosphere and the products we buy and consume in our everyday lives. Across the globe, manufacturers are being subjected to increasingly negative scrutiny and pressure for contributing to the destruction of our ozone layer. This has resulted in increased regulation over the manner in which manufacturers produce their products. Several of the foregoing concerns relate specifically to the use of hydrocarbons and hydrocarbon-based products, including crude oil/petroleum, natural gas, and products derived from such natural resources.

Increased concern and public awareness on environmental issues, and the impact of everyday goods on the global environment, has incentivized the business community to contemplate and develop products less dependent on hydrocarbons, or products which altogether avoid the use of hydrocarbons and similar toxins in their manufacture; thereby creating market opportunities for goods perceived as environmental-friendly alternatives to some of the more conventional goods consumed today.

Most conventional plastics used in the world today are derived from fossil feedstock, particularly petroleum and natural gas. The markets for these conventional petroleum-based plastics, chemicals and energy are among the largest in the global economy. The prolonged broad use of these petroleum-based products has spun several economic, social and environmental issues, including issues relating to plastic waste management and pollution, rising fossil fuel prices, personal health and safety, and climate change. One impact of the foregoing concerns has been to engender rising levels of interest in product alternatives that are bio-based, sustainable and biodegradable, unlike fossil fuels.

Some of the concerns increasingly associated with the consumption of conventional plastics and other hydrocarbon-based products include the following:

º Plastic Waste Management and Pollution—The U.S. Environmental Protection Agency (“EPA”) estimates that approximately 28.9 million tons of plastic solid waste was deposited into the U.S. municipal solid waste stream in 2005. Further, the percentage of conventional petroleum-based plastics comprising the aggregate U.S. municipal solid waste has risen from less than 1% in 1960 to over 11.8% by weight in 2005. Only 1.7 million tons of plastic (or 5.7% of plastic solid waste) was recycled in 2005. While a significant portion of the balance is deposited in landfills, many plastic items such as soda bottles and caps, and grocery bags become litter in the environment where they can become a significant problem. Plastic waste can also place a significant monetary burden on state and local governments.

  Further, there is a disposal issue when it comes to conventional plastics in that existing methods of disposal may have an adverse impact on people's health and the environment. Most plastic waste is placed in landfills or burned in incinerators. Disposal of plastics via burning may give off dioxins and other hazardous substances as by-products, which are subsequently released into the environment. Also, existing landfills are rapidly filling up, thereby requiring the commitment of additional land resources in order to expand the current inventory of landfills in the United States. The threat that petroleum-based plastics pose to the environment is not limited to the terrestrial ecosystem. Studies have noted that the world's oceans show increasing levels of persistent plastic particles of a size ingestible by marine creatures at the bottom of the food chain. Larger plastic items are also accumulating in large quantities in certain parts of the ocean, and marine birds and mammals have been found killed by ingesting or getting tangled in plastic debris.

º Rising Cost of Fossil Fuel—World oil prices have increased from an average of $36 per barrel in 2004 to over $100 per barrel during 2008. Declining domestic production in the United States (and therefore increased dependence on foreign sources), rising demand in the developed world and emerging markets and the increasing proportion of hydrocarbon reserves in politically unstable regions, among others, are combining to spike the prices of oil and natural gas, and create an increasingly volatile marketplace for such natural resources. The absence of substantial reserves of oil and natural gas, and the impact on the supply of such commodities, subjects the petrochemical market to significant risks of supply disruptions or significantly higher oil prices. In addition, since fossil fuels constitute the primary raw material for the conventional plastics industry, polymer prices have also been experiencing increases in both level and volatility.

º General Health and Safety—Many popular plastic products available today, including children toys made from plastic, contain the toxic PVC. Further, plastic toys also contain plasticizers known as phthalates, which are toxic chemicals used in the production of plastics and can rub off on the bodies and fabric of the children who use them. Amazingly, a typical PVC teething ring or bath duck, which contains about 40% by weight of DINP (a common phthalate) either has no label or has a label that reads “non-toxic.” Denmark, Sweden and Austria banned the sale of some soft vinyl toys in 1998 that contain hazardous additives. Spain, Sweden, Italy, Germany, the Netherlands and Belgium have also stopped selling PVC teething toys. The United States has no such prohibition, however, growing awareness about the danger of PVC-based toys has incentivized parents of small children to investigate non-carbon based alternatives.

º Climate Change—There is a growing scientific consensus that global climate change is occurring and that the rise in carbon dioxide emissions over the last 100 years has contributed to this situation. A significant source of CO2 emissions comes from the use of fossil fuel. The broad acceptance of the Kyoto protocol is evidence of the widespread concern for global climate change in the industrialized world. In the United States, companies have started to account for carbon emissions, to prepare for carbon limits and credit trading schemes, and to seek solutions for reducing their carbon emission profiles.

Bioplastics

Bioplastics are a form of plastics derived from renewable biomass sources such as hemp oil, soybean oil, cornstarch, pea starch, or microbiota, rather than traditional or conventional plastics, which are derived from petroleum. The bioplastics industry is a burgeoning field, and the industry is steadily overcoming the problems that have been a constraint on growth. Additionally, more and more uses are being found for bioplastics. Presently, bioplastics are mostly used in low-value disposables such as food service items, bags, and packages. Although these are expected to continue to be their main markets, evolutions in bioplastic performance and processability are being targeted at more demanding end-uses. Bioplastics are already being used in automobile interiors and in cases for consumer electronics. Key areas of development include polymers produced in situ by bacteria, which are believed to significantly improve biodegradability as well as barrier properties, hydrolytic stability, sealability, printability, and compatibility with other resins.

Few figures are available on overall bioplastics production, and major players in the industry are loath to disclose income or other confidential information relating to their bioplastics operations. However, industry sources believe bioplastics occupy but a small niche in the global plastics market, which totals $250 billion and produces 350 billion pounds a year. Bioplastics' main benefit would be to reduce from 10% the share of U.S. petroleum consumption that goes into plastic. Given their potential environmental benefits, bioplastics have received much favorable press in recent years as a means to stem the impact of rising oil prices. Bioplastics also offset anemic recycling rates - according to the United States Environment and Protection Agency (“EPA”), only roughly 6% of plastic made in the United States was recycled in 2005.

To make bioplastics from corn, kernels are soaked and ground to release starch. The starch is converted into dextrose, a sugar, which is fermented using bacteria to produce lactic acid. As water is removed from the lactic acid, the molecules form polymers, which become the basis for a variety of plastics. Polylactic acid (PLA), a derivative of cornstarch, is the basic polymer in today’s bioplastics. Compared with petroleum-based products such as PET, the relative stability of corn prices has become a major catalyst for the bioplastics revolution in packaging and many other applications. NatureWorks, one of the more widely used bioplastic products, is a corn-based biodegradable made without genetically modified bacteria, and is now being used to produce a variety of products. One example is a complete line of compostable tableware made entirely from corn. The line includes disposable forks, knives, spoons, plates, cups, bowls, and storage containers such as those used in delis and supermarkets.

Bioplastics cost more to produce than petroleum based plastics. However, growing the market for bioplastics is key to bringing down their price and raising production efficiency. The price difference between bioplastics and petroleum-based plastics is expected to shrink as quantities grow and oil prices rise. In general market terms, plastic extracted from bacteria costs an estimated $4 per pound, while plant-extracted plastic costs roughly $1.50 to $2.50 per pound and petroleum-based plastic costs about $0.80 per pound.

Conventional Plastics vs. Bioplastics

Bioplastics are environmentally friendly because, compared with traditional plastics, their production does not materially contribute to global warming. In contrast, when ordinary plastics made from petroleum are burned, they release carbon dioxide, along with several toxins, contained in the petroleum into the atmosphere. Bioplastics, however, are made from plants that grow by absorbing carbon dioxide from the atmosphere, so when they are burned, the level of carbon dioxide in the atmosphere does not change. Because petroleum is not used, emissions of carbon dioxide are cut, and a contribution is made to the fight against global warming.

In addition, most bioplastics are biodegradable, meaning that the material returns to its natural state when buried in the ground. Biodegrading refers to a material breaking down into carbon dioxide and water by microorganisms when buried in the ground. Therefore, bags made of bioplastic can be thrown away and buried with other biodegradable garbage. In addition, there are a growing number of other uses for bioplastic materials as well, including artificial fibers, medical products, and construction materials.

While in the past, plastics from alternate sources were significantly more expensive as well as less efficient than those derived using petroleum technology, higher oil prices and increased demand and production of bioplastics have made the costs of alternative materials more competitive. Developments in plant breeding and processing are expected to further narrow the cost differential between bioplastics and synthetic ones.

Business Strategy

Our goal is to develop and successfully commercialize cost-competitive environmentally sustainable alternatives to conventional petroleum-based plastics. To accomplish this, we have divided our operations to focus on the development and commercialization of both bioplastic alternatives, as well as alternatives though while not purely “bioplastic,” nonetheless provide immediate solutions to several of the environmental and health concerns associated with the consumption of conventional plastics.

While our competitors in the bioplastics space are focusing almost exclusively on bioplastics, where the practical applications are limited and the returns are several years away, we intend to develop and market products that provide immediate solutions to ecological and health issues. For manufacturers and other companies that are plagued by public relations nightmares of manufacturing unsafe products, the closest thing to a panacea is to eliminate PVC from its production process. PVC has been declared to be the equivalent of public enemy number one for many manufacturers, and as such, the eradication of PVC in the production process is far more important than the relative environmental merits of bioplastics versus petroleum based plastics. In addition, despite the positive press that bioplastics have received in recent years, their applications are still quite limited in the marketplace and are dwarfed by the opportunities for eco-friendly petroleum-based plastics, a segment which we believe is being ignored by competitors in the strictly bioplastics market.

For industries like toy manufacturing, where the intensity of negative press has steadily increased with highly publicized toy recalls, the pressure to find non-toxic applications has never been greater. Yet, the challenges of manufacturing a toy that won’t biodegrade too quickly, but is safe for young children, remain difficult for producers. For applications like these, bioplastics have not emerged as a viable solution and are not expected to in the near term. Instead, we believe that eco-friendly petroleum-based plastics, similar to the products available in our ecoPlastic™ and ecoFoam™ solutions, are perfectly positioned for application in the toy industry to address some of the concerns about conventional petroleum-based plastics.

We plan to provide alternatives to conventional plastics, which though while not strictly bioplastic, meet most of the criteria for inclusion to this market category in that the production and consumption is gentler on the environment, and they are non-toxic, fully recyclable and degradable. It is our plan to market our ecoPlastic™ and ecoFoam™ suite of products as currently viable alternatives to toxic PVC-based plastics, the component found in most conventional plastics. Available in an endless array of applications from building materials to toys and blister pack material for consumer goods packaging, ecoPlastic™ and ecoFoam™ are an ecologically advantageous, currently available, and cost competitive alternative to toxic PVC that addresses the broader plastics market applications relative to pure bioplastics. As a result, given the relative infancy of the bioplastics market and limited commercial applications for such products, we believe that our ecoPlastic™ and ecoFoam™ solutions provide us with immediate and substantial returns at the same time that we are carving out market share into the future bioplastic boom.

Our current product line consists of our branded ecoPlastic™ and ecoFoam™ products, sold in the form of plastic pellets and foam to manufacturers or other large companies who process these materials into everyday products. These eco-friendly non-PVC alternatives utilize no heavy metals in production, contain no chloride, latex, lead or phthalates and do not outgas toxic fumes. The products are also photodegradable and recyclable, allowing for many generations of products to be made from the original material. We have an exclusive sales agreement with respect to the territory of North America with an Asian manufacturing company which has patents related to production of these eco-friendly non-PVC pellets and foam. As we expand our operations, we intend to acquire worldwide distribution rights from similar manufacturers of eco-friendly non-PVC and bioplastic alternatives.

Compared with conventional petroleum-based plastics, our ecoPlastic™ and ecoFoam™ line of products possess the following characteristics:

º Versatile - Products that are manufactured for several plastic uses and applications, from next-step materials to bio-based plastics.

º Mature - Materials that have been in research and production for years and many are protected by U.S.A. and Asian patents.

º Viable - Materials that are ready for production today and in most cases can be formulated to meet specific production needs.

º Environmentally Friendly - Materials that are easily recyclable, have less impact on the environment in production and, in many instances, are degradable.

While current practical commercially profitable applications for pure bioplastics are extremely limited, in addition to our efforts in the non-PVC alternative plastic space, we also plan to identify current applications for pure bioplastics that have proven to possess successful commercialization opportunities. One popular use of bioplastic products is grocery shopping bags - which can possess all of the functionality of their conventional plastic counterparts in addition to the advantages of bioplastics, including biodegradability. We currently have an agreement in place with an Asian manufacturer for the supply of such bioplastic shopping bags.

We are also working to build a brand around our ecoSolutions™ suite of services. This typically involves working with manufacturers and customers to understand their specific plastic needs and applications, and designing bioplastic or non-PVC alternatives to conventional plastics to meet such needs. With our suite of ecoSolutions™, we are targeting and servicing the broadest market of applications that address toxic and environmentally hazardous products within the plastics industry. Given the 350 billion pounds per year of plastics that are produced annually in the United States, growing at a rate of 5% per annum, we are targeting a market with enormous growth opportunities for our products. With our broader line of products, we offer environmentally conscious solutions in a way that non-diversified bioplastics companies cannot.

We continue to maintain a presence in the wood flooring business as we transition fully to our new non-PVC/bioplastics business focus. We presently sell wood flooring products to retailers and distributors, with an emphasis on eco-friendly sustainable flooring. However, we are presently focused on implementing our new business plan and growing as a player in the non-PVC and bioplastics markets.

Market

Our core markets, such as the plastics industry, include nearly every manufacturing industry. Therefore, we intend to adopt a two-fold approach to maximizing the potential marketplace for our ecoSolutions™ line of products, by marketing our products to both vertical and horizontal supply chains.

º Vertical Markets. We have identified certain specific markets which are primed for our products, such as the toy industry, which is using a lot of damaging PVC materials and is under public pressure for their manufacturing practices. We intend to market and introduce our products to these kinds of industries, thereby assisting with their efforts to produce an environmentally safer end product. In addition, we anticipate that selling vertically into manufacturing industries will create co-branding opportunities, thereby expanding our visibility in the marketplace and creative additional growth opportunities.

º Horizontal Markets. We also plan to expand our sales efforts to include distribution and fabrication companies. These companies often service dozens of large manufacturers and can integrate our materials and products into their product offering, giving them an advantage in providing eco-friendly solutions to their customers. This approach allows us to expand the reach of our materials into the marketplace and capitalizes on the existing abilities of these companies to service large numbers of customers simultaneously.

In addition, to maximize our sales and profitability, we plan to market and target our suite of products and services to large, regional or national companies located in North America. We believe that our ability to successfully recruit these kinds of customers will help improve our profitability, as we would likely have access to large volume orders generated by the expansive customer bases usually maintained by such large customers.

Opportunities for Branding

The market for branded products and services with attributes of environmental responsibility and sustainability is an emerging business opportunity. We believe that manufacturers are positioning products as environmentally responsible or superior to gain a competitive advantage, as they believe consumer preferences are shifting. We anticipate that several of our prospective customers will be seeking not only the functional properties our products possess, but also the ability to promote their use of sustainable and renewable products. Therefore, we view the market for environmentally friendly or “green” branded products as having stellar business potential for our ecoFoam™, ecoPlastic™, and ecoSolutions™ brands. Co-branding enables our customers to convey environmental responsibility to their end consumers by referencing our brand with their product.

Over the past year, we have witnessed a steady increase in the number of major global companies that have begun to position themselves and their product lines as being more environmentally responsible. A recent example of this kind of corporate awareness program includes General Electric’s “Ecomagination,” a program dedicated to General Electric’s manufacture and introduction into the marketplace of eco-friendly and eco-conscious product lines.

Business Model

Our business model strongly emphasizes tight costs controls and world-class just-in-time inventory practices. Our operations department ensures that all raw materials and other inputs are exclusively purchased to fill only firm orders. At no time in the sales cycle is costly excess inventory held unnecessarily. Thus, the probability of us holding unmovable goods as inventory is virtually eliminated. We are continually looking for proprietary materials or relationships giving our company a proprietary position in order to strengthen our product portfolio.

Principal Products

Generally, our suite of products and materials can be classified into one of three categories:

º Correlative Products. These products are next-step solutions, making a big impact on reducing the volume of materials in production that are more damaging to the environment and personal health. Correlative products will perform similarly to what they replace, but are more environmentally friendly by being more readily recyclable and eco-friendly in their production.

º Enriched Products. These products provide material performance gains as well as “green” performance. These products will often be recyclable and gentler on the environment as our Correlative Products are, but add benefits such as degradability and significant enhancements to the production process and final product.

º Overall Sustainability Products. This category represents products that improve the overall sustainability of the materials they are replacing by using technology that builds upon the other two categories. These advantages include biodegradability, materials made from renewable resources and a more comprehensive approach to “greening” the supply chain.

More specifically, we currently market the following brands/suites of products:

º ecoPlastic™ is our primary suite of products and spans all three categories of our offerings. Correlative ecoPlastic™ products include recyclable materials such as polyethylene and polypropylene, which can replace more harmful materials easily and include some environmental benefits. Enriched ecoPlastic™ products include certain thermoplastic elastomer materials that can replace toxic plastics such as PVC and offer performance gains. Overall Sustainability ecoPlastic™ products include plastics derived from renewable resources such as corn and tapioca.

º ecoFoam™ products include finished and semi-finished products in the Correlative and Enriched product categories.  A sub-set of ecoPlastic™, ecoFoam™ is designated when the material is sold as a foam material instead of typical plastic processing methods such as molding and extruding.

Intellectual Property

Trademarks

We have filed applications with the United States Patent and Trademark Office (“USPTO”) to register our “ecoPlastic,” “ecoFoam,” and “ecoSolutions” trademarks, in varying stages of investigation and approval by the USPTO.

º ecoPlastic™. We have received an approval and “Notice of Allowance” from the USPTO. This means that our application for trademark has been accepted and we are now asked to provide a “Statement of Use” as the final step in the process to receiving a registration.

º ecoFoam™. We have received a “Notice of Suspension” from the USPTO due to potentially conflicting applications filed prior to our application. Our status is to wait for the other applications to reach some final stage of award or denial before we have an opportunity to make our case differentiating our intended use versus other applicants’ intended use.

º ecoSolutions™. We have received an “Office Action” from the USPTO stating that no similar registered marks were found that would bar registration. A number of pending applications are in place but are quite different from our description and we do not anticipate interference with our registration.

Technology

We do not currently possess any patentable technology relating to our operations in the bioplastics and non-PVC plastics markets. However, as we design and implement our business plan, we may acquire proprietary, protected (protectable) technology applicable to our operations. If we do acquire such technology, we presently anticipate that it will be in connection with any acquisitions or other business combinations in which we may be involved, or through joint ventures and other collaborative efforts with manufacturers in the non-PVC and bioplastics industry.

Registered Domains

The following is a list of our registered domain names:

360interchange.com

360interchange.cn (China)

360interchange.com.cn (China)

bestecosolutions.com

ecosolutionsco.com

ecosolutionscompany.com

theecosolutions.com

newecosolutions.com

ecoplastic.com

bestyogamats.com

chinadirectflooring.com

Competition

The plastics market is large, with many established players; however, it is concentrated in the conventional, non-biodegradable petroleum-based segment. Since our business plan includes offerings of plastic products with a “green” slant, we believe that our most comparable competitors include players in the eco-friendly plastics market, including manufacturers, suppliers and providers of bioplastics and similar plastics product offerings. A few conventional plastics companies, such as DuPont, have taken steps toward producing plastics based on renewable resources and with a more eco-friendly slant -such product offerings by conventional plastics companies fall within our sphere of competition. We are not aware of any competitors who specialize in supplying non-PVC plastics in the United States.

Examples of some of our competitors in the pure bioplastics market include Metabolix, Cereplast and NatureWorks LLC, including others identified in the table below:

Competitor	Product
Bioenvelop	Product BioP moisture-barrier coating films for biodegradable food containers and utensils.
EarthShell Corp.	Foam laminate product; primarily serving food-service industry with food containers and serviceware.
EverCorn, Inc. (subsidiary of Japan Corn Starch Co., Ltd.)
EverCorn resin used in the following food-related applications: disposable serviceware and utensils, lamination or coatings for paper/paperboard, foam products for trays, food containers and other packaging material, and films for food wrapping.

National Starch Company	Packing (packing peanuts) applications for shipping and distribution.
Novamount	MaterBi line produced from maize starch for applications in food asextrusions, films, thermoforms, injection-molded and foam products.
StarchTech, Inc.	Loose-fill packing material produced from starch (from corn and potatoes). Dissolves in water.
VTT Chemical Technology
Starch is first derived as a hydrophobic ester and then formulated to bioplastic or a water dispersion for food packaging applications. COHPOL product for injection moding and dispersion formulations (for paper and board coating).

Fkur Kunststoffe GmbH	Biograde PLA- and cellulose-blends for food packaging applications; support blow- and injection-molding processing.
Metabolix
Focuses on food packaging applications, including disposable food containers and utensils. Can be utilized as cast film, caset sheets for thermoforming, and supports injection molding and melt-extrusion processes for paper and board coatings.

NatureWorks LLC	NatureWorks PLA and Ingeo product lines for food packaging (bakery, deli/meat, produce, confectionary, food wrapping, dairy) and serviceware applications.
Cereplast	Bio-based plastics based on renewable resources and bio-blend materials for injection molding, thermoforming, blow molding and extrusion
NODAX
Benefits of Nodax ™ include anaerobic and aerobic degradability, hydrolytic stability, good odor and oxygen barrier properties, good surface properties for printability, a wide range of customizable mechanical properties (elastic and soft vs. hard/stiff).

We believe that our products and business model provide certain competitive advantages relative to our competitors, including the following:

º Versatility in Application - Unlike bioplastics, which have limited number of current practical commercially profitable applications, our ecoPlastic™ and ecoFoam™ suite of products provide currently viable alternatives to toxic PVC-based plastics. Additionally, our non-PVC products are available in an endless array of applications from toys to consumer goods packaging, thereby providing us with the opportunity for immediate and substantial returns.

º Exclusive Distribution and Production Rights - We believe that we possess a distinct advantage over our competitors in that we have identified and secured the exclusive distribution rights to what we believe is a superior replacement plastic for PVC.

º Minimal Infrastructure - The majority of our current products is sourced from Asia and shipped directly to our customers. There is minimal need for distribution centers to store and process inventory. Unlike some of our competitors, we do not employ a staff of scientists and product developers, as we are not creating formulations of products. Rather, we find existing products that can be sold, or work with our manufacturers on reformulating products.

Solution to Plastic Waste and Pollution from Persistent Plastics - Most of our ecoPlastic™ and ecoFoam™ suite of products are degradable, thereby offering new opportunities for addressing the burdens of traditional plastic solid waste in the United States.

º General Health and Safety - Our non-PVC products would help alleviate some of the concerns of parents of children relating to PVC-based children toys, including the effects of toxic PVC in such conventional plastic products. Bioplastics have not emerged as a viable alternative in the toy industry, in part due to concerns over the accelerated biodegradability associated with such alternatives. We believe that our non-PVC products offer a competitive advantage in that they address environmental and health concerns while proving sustainable in the long term compared with pure bioplastics, which may biodegrade too quickly.

º Climate Change - We market eco-friendly solutions to conventional plastic applications, whether pure bioplastic or non-PVC based, thereby ensuring that the use of our products have less severe impact on the environment and leave significantly less carbon print than our conventional competitors. We believe that the widespread use of our plastics not only can decrease the use of fossil fuel but also can reduce the emission of carbon dioxide into the atmosphere.

Recent Developments

Distribution Agreement - Taiwanese Manufacturer

Effective April 8, 2008, we entered into a distribution agreement with a Taiwanese manufacturer of non-PVC materials and products. The distribution agreement grants us exclusive distribution rights for the manufacturer’s products within the United States during the term of the agreement. The agreement also provides us with the right to include under the scope of our exclusivity any new products that the manufacturer introduces to the marketplace. The agreement is effective as of April 8, 2008, and unless terminated earlier by either party upon 90 days written notice, will renew automatically for successive one-year periods.

Master Vendor Agreement - Chinese Manufacturer

Effective March 1, 2008, we entered into a master vendor agreement with a Chinese manufacturer of bioplastic shopping bags. The agreement grants us exclusive distribution rights for the manufacturer’s products within North America upon our satisfaction of certain conditions, including aggregating purchase orders for a single calendar month of up to US$150,000. The agreement also provides us with the right to include under the scope of our exclusivity, if we ever earn such exclusivity, any new products of the manufacturer. Unless terminated earlier, the term of the agreement is through February 28, 2010, subject to automatic renewal for an additional two-year term.

Distribution Agreement - Taiwanese Manufacturer

Effective August 1, 2007, we entered into a distribution agreement with a Taiwanese manufacturer of non-PVC materials and products. The distribution agreement grants us exclusive distribution rights for the manufacturer’s materials and products within North America during the term of the agreement. The agreement is effective as of August 1, 2007 and ends on July 31, 2008. Immediately prior to or following expiration of the agreement, we anticipate negotiating with the Taiwanese manufacturer toward renewing the agreement.

Vinyl Trends, Inc. - Letter of Intent

In connection with our efforts to grow the company horizontally within supply chain, on February 8, 2007, we signed a Letter of Intent with Vinyl Trends, Inc. (“Vinyl”), a Canadian company, which has been a customer of ours and is a distributor/light manufacturer of foam and recycled foam products. The Letter of Intent contemplates our acquisition of all the issued and outstanding stock of Vinyl in exchange for our issuance of a promissory note in favor of Vinyl in the aggregate principal amount of CDN$600,000, and up to $5,000,000 shares of our common stock (up to a maximum issuance of 5 million shares). We expect to sign a definitive agreement with Vinyl for the acquisition, and any final agreement may include terms different than contemplated in the Letter of Intent. We anticipate closing the acquisition of Vinyl during the fiscal year 2008.

Employees

As of March 31, 2008, we had 13 employees.

ITEM 1A. RISK FACTORS

Risks Relating to Our Business

Our future profitability is uncertain, and we have a limited operating history on which you can base your evaluation of our business.

We have had net operating losses since our inception in 2004. At December 31, 2007, our accumulated deficit was approximately $3.6 million. Because we have a limited history of commercial operations and we operate in a rapidly evolving industry, we cannot be certain that we will generate sufficient revenue to operate our business and become profitable.

Our product revenue will be dependent on the successful commercialization of our products and services. In addition, if we are unable to develop, commercialize or license technologies and rights relating to the production/distribution of non-conventional plastics, we could have significant losses in the future.

Our capital resources may not be sufficient to meet our capital requirements.

We have historically generated negative cash flow and losses from operations and could experience negative cash flow and losses from operations in the future. We cannot be sure in the future that cash generated from operations will be sufficient to meet our requirements or that financing will be available at favorable terms when required, or at all. If we are not able to obtain financing, we may not be able to meet our financial obligations to our creditors when they become due and we may have to curtail or cease operations.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited.

We do not have any existing bank credit facilities. Given the limited history and revenues, our ability to obtain such financing may be limited and may have an adverse affect on our results of operations.

Our success will be influenced by the price of petroleum, the primary ingredient in conventional petroleum-based plastics, relative to cost of bioplastic raw materials such as soybean oil and cornstarch.

Our success will be influenced by the cost of our eco-friendly alternative products relative to the cost of petroleum-based plastics. The cost of petroleum-based plastic is in part based on the price of petroleum. The prices of our suite of ecoSolutions™ products will depend in part on the cost of certain raw materials such as soybean oil and cornstarch. For example, in past years, the prices of petroleum and corn have diverged dramatically. Recently, the price of corn has increased. If the price of corn or corn sugar were to dramatically increase or if the price of petroleum decreases, any of our products based on cornstarch may be less competitive relative to petroleum-based plastics. While we expect to be able to command a premium price for our environmentally sustainable products, a material decrease in the cost of conventional petroluem-based plastics may require a reduction in the prices of our products for them to remain attractive in the marketplace. In such instance, if corn prices or the cost of other bioplastic inputs remain stable or increase, we may be required to price our products at a level that causes us to operate at a loss.

 Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

Our company’s top management team is currently small and we have a limited number of sales employees. The loss of the services of any of these key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. We may not be able to attract and retain the necessary qualified personnel. If we are unable to retain or to hire qualified personnel as required, we may not be able to adequately manage and implement our business plan.

Our future growth is dependent upon strategic relationships with key suppliers within the non-PVC and bioplastics industry. If we are unable to develop and maintain such relationships, our future business prospects could be significantly limited.

Our future growth will generally be dependent on relationships with third parties, including relationships with suppliers and customers, and alliances or joint ventures with other players within the non-PVC and bioplastics industry. While we presently utilize various suppliers for our products, we are currently dependent on certain key suppliers for our products. The loss of one or more of these key suppliers could have a negative impact on our profitability. Accordingly, our success will be significantly dependent upon our ability to establish and manage successful strategic alliances with third parties and on the performance of these third parties. These third parties may not regard their relationship with us as important to their own business and operations, and there is no assurance that they will commit the time and resources to our joint projects as is necessary, or that they will not in the future reassess their commitment to our business. Furthermore, these third parties may not perform their obligations as agreed. In the event that a strategic relationship is discontinued for any reason, our business, results of operations and financial condition may be materially adversely affected.

In addition, our products are sourced from Asia through various manufacturers. We do not control these suppliers or the quality of their goods. If these suppliers do not fulfill orders to our satisfaction, our customers may not purchase from us in the future, and such loss of customers could have an adverse impact on our profitability.

A substantial portion of the technology and materials used in our business is licensed from third parties. Our inability to obtain such technology and materials as and when due may adversely impact our profitability.

We have entered into distribution agreements with certain third-party manufacturers in order to gain access to the alternative plastics materials we market, including our current agreements with three manufacturers. As we are dependent on such third parties for our products, the arrangements with these third parties, and arrangements with future manufacturers and licensors, will be critical to our success in marketing our products profitably. These agreements provide us such access to required materials for specified initial time periods, and there is no guarantee that these third parties will renew the contracts upon expiration of the initial terms. The inability to renew these agreements for additional terms could have a material adverse on our business and financial condition.

Further, we cannot control these third third-party manufacturers and licensors, their performance or the resources that they devote to our business operations. Consequently, the delivery of our required materials, in the amounts and at the times requested, is entirely within the control of these third parties. Therefore, we cannot guarantee that we will always have access to the materials we need from such licensors in the amounts or at the times needed. Systematic and repeated delays in delivering orders as and when due, as a result of delays in delivery by the underlying manufacturer or licensor, could have a material adverse on our business and financial condition.

Although we presently obtain a substantial of the materials used in our products from third parties, it is possible that other third parties may claim that we infringe their intellectual property by our use of such materials, and we could suffer significant litigation or licensing expense as a result.

 Various U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in areas relevant to non-PVC and bioplastics, their compositions, formulations and uses, and processes for their production. Although we presently own no patented technology in the non-PVC and bioplastics space, and we presently obtain a substantial of the materials used in our products from third parties, it is possible that other third parties may claim that we infringe their patents. In addition, because patent applications are maintained in secrecy for a period of time after they are filed, there may be currently pending applications, unknown to us, which may later result in issued patents that our licensed or owned technologies may infringe. If third parties assert claims against us alleging that we infringe their patents or other intellectual property rights, we could incur substantial costs and diversion of management resources in defending these claims, and the defense of these claims could have a material adverse effect on our business. In addition, if third parties assert claims against us and we are unsuccessful in defending against these claims, these third parties may be awarded substantial damages, as well as injunctive or other equitable relief against us, which could effectively block our ability to make, use, sell, distribute, or market our products and services in North America. We cannot currently predict whether a third party will assert a claim against us, or pursue infringement litigation against us; nor can we predict the ultimate outcome of any such potential claims or litigation.

We may not be successful in identifying market needs for new technologies and developing new products to meet those needs.

 The success of our business model depends on our ability to correctly identify market opportunities for non-PVC and biologically produced plastics, chemicals and energy. We intend to identify new market needs, but we may not always have success in doing so, in part because the markets for new materials and other products are not well developed. We compete in a field that is relatively new and steadily changing and advancing. The products that are derived from these technologies may not be applicable or compatible with the demands in existing markets. Our existing products and technologies may become uncompetitive or obsolete if our competitors adapt more quickly than we do to new technologies and changes in customers' requirements. Furthermore, we may not be able to identify new opportunities as they arise for our products since future applications of any given product may not be readily determinable, and we cannot reasonably estimate the size of any markets that may develop. If we are not able to successfully develop new products, we may be unable to increase our product revenues.

We face and will face substantial competition in several different markets, with competitors with significantly greater resources, and that may adversely affect our results of operations.

 The plastics that we have licensed or plan to develop will compete with other technologically innovative products as well as conventional petroleum-based plastics. We face and will face substantial competition from a variety of companies in the biodegradable, renewable resource-based plastic segment. Such competitive products may be offered at a price that may be lower than our product offerings. Our competitors include, but are not limited to NatureWorks, Novamont in PLA and starch-based biodegradables, as well as all of the producers of petroleum-based plastics.

        Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current or new competitors.

We plan to grow rapidly and our inability to keep up with such growth may adversely affect our profitability.

We plan to grow rapidly and significantly expand our operations. This growth will place a significant strain on our management team and other company resources. We will not be able to implement our business strategy in a rapidly evolving market without effective planning and management processes. We have a short operating history and have not implemented sophisticated managerial, operational and financial systems and controls. We are required to manage multiple relationships with various strategic partners, including suppliers, distributors, and other third parties. To manage the expected growth of our operations and personnel, we will have to significantly supplement our existing managerial, financial and operational staff, systems, procedures and controls. If we are unable to supplement and complete, in a timely manner, the improvements to our systems, procedures and controls necessary to support our future operations, our operations will not function effectively. In addition, our management may be unable to hire, train, retain, motivate and manage required personnel, or successfully identify, manage and exploit existing and potential market opportunities. As a result, our business and financial condition may be adversely affected.

We intend to expand by marketing our products to one or more large-volume customers. The loss of one or more large customers could have a negative impact on profitability.

We intend to target large-volume customers to purchase our products, in addition to other medium sized customers. The loss of one or more such large customers could have a significant negative impact on our profitability.

We will incur increased costs as a result of becoming a reporting company.

Following the effectiveness of this Form 10 Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. Prior to this time, we have not filed reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with the reporting requirements under the Exchange Act.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we will be required, beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2008, to include in our annual reports on Form 10-K, our management’s report on internal control over financial reporting and the registered public accounting firm’s attestation report on our management’s assessment of our internal control over financial reporting. We intend to prepare an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any “significant deficiencies” or “material weaknesses” within our processes. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential stockholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act, which could adversely affect our business.

Our bylaws provide for our indemnification of our officers and directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Nevada law. Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

We may not have adequate insurance and may have substantial exposure to payment of product liability claims.

        The marketing and sale of our products may involve product liability risks. Although we currently have product liability insurance, we may not be able to maintain our current coverage at an acceptable cost, if at all. In addition, our insurance may not provide adequate coverage against potential losses. If claims or losses exceed our liability insurance coverage, we may go out of business.

There are risks associated with conducting business operations with foreign countries, including political and social unrest.

Our primary suppliers are located in foreign countries, particularly in Asia. Accordingly, we are subject to risks not typically associated with ownership of U.S. companies and therefore should be considered more speculative than investments in the U.S.

Our operations could be affected in varying degrees by political instability, social unrest and changes in government regulation relating to foreign investment, the alternative plastics industry, and the import and export of goods and services. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, fluctuations in currency rates and high inflation.

Fluctuations in Asian currencies to U.S. dollar exchange rate may adversely affect our reported operating results.

We have significant relationships with suppliers in Asia, including China and Taiwan, and thus will be affected by the strength of the U.S. dollar relative to the currencies of such foreign countries. A decline in the value of the dollar relative to these foreign currencies could negatively affect our actual operating costs in U.S. dollars and our reported results of operations, since we may have to pay more for the same products. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into any such currency hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

There are risks associated with conducting business operations with foreign countries, including the ability to effectively monitor product quality.

Our primary suppliers are located in foreign countries, from which we have secured distribution rights for certain non-PVC and bioplastic materials and products. Since we do not assemble or otherwise manufacture these products, we are subject to risks associated with the quality-control infrastructure at these manufacturers. We endeavor to identify quality manufacturers with the highest quality products, however, since we are not in control of the actual manufacture or production of these materials, we cannot guarantee the quality of their production.

Risks Relating to Our Common Stock

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

We have been recently cleared for trading on the Pink Sheets. Shares of our common stock could be thinly traded on the Pink Sheets LLC electronic trading platform, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Our existing directors, officers and key employees hold a substantial amount of our common stock and may be able to prevent other shareholders from influencing significant corporate decisions.

As of March 31, 2008, our directors and executive officers, beneficially owned approximately 69.5% of our outstanding common stock. These directors and executive officers, if they act together, may be able to direct the outcome of matters requiring approval of the shareholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	a sale of substantially all of our assets; and

•	amendments to our articles of incorporation.

The decisions of such shareholders may conflict with our interests or those of our other shareholders.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	fluctuation in the world price of crude oil;

•	market changes in the bioplastics industry;

•	actual or anticipated variations in our operating results;

•	our success in meeting our business goals and the general development of our proposed operations;

•	general economic, political and market conditions in the U.S. and the foreign countries from which we presently license products; and

•	the occurrence of any of the risks described in this Form 10.

Obtaining additional capital though the sale of common stock will result in dilution of shareholder interests.

We may raise additional funds in the future by issuing additional shares of common stock or other securities, which may include securities such as convertible debentures, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock. Additionally, the existing options, warrants and conversion rights may hinder future equity offerings, and the exercise of those options, warrants and conversion rights may have an adverse effect on the value of our stock. If any such options, warrants or conversion rights are exercised at a price below the then current market price of our shares, then the market price of our stock could decrease upon the sale of such additional securities. Further, if any such options, warrants or conversion rights are exercised at a price below the price at which any particular shareholder purchased shares, then that particular shareholder will experience dilution in his or her investment.

We are unlikely to pay dividends on our common stock in the foreseeable future.

We have never declared or paid dividends on our stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future, and it is unlikely that investors will derive any current income from ownership of our stock. This means that your potential for economic gain from ownership of our stock depends on appreciation of our stock price and will only be realized by a sale of the stock at a price higher than your purchase price.

Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

ITEM 2.	FINANCIAL INFORMATION.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, bad debts, impairment of long-lived assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. Certain critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Note 1 to the Financial Statements included in this Form 10.

Results Of Operations

Revenues and Gross Profit. Our revenues for fiscal 2007 were $515,223, representing a decrease of approximately $909,000 or 63.8% compared to $1,424,437 for the year ended December 31, 2006. The revenue decrease was due to a repositioning of our efforts in 2007 to focus on our newly introduced ecoPlastic™ and ecoFoam™ product lines and by targeting large volume customers. Both of these repositioning changes impacted 2007 sales as orders and sales take longer to finalize and close during the initial phases of the repositioning efforts. Our gross profit for fiscal 2007 was $51,880, representing a decrease of approximately $140,000 or 72.9% compared $191,492 for the year ended December 31, 2006. Gross profit for 2007 as a percentage of revenues was 10.1% compared to 13.4% for 2006. The decrease corresponded to the decrease in revenues, as well as higher freight expense incurred in cost of goods sold during 2007 to ship products to customers. This freight expense was due to both higher carrier rates and limited cases where customers did not reimburse us in full for shipping costs.

Operating Expenses. Our general and administrative expenses for the year ended December 31, 2007, were $1,364,007, representing an increase of approximately $329,000 or 31.8% compared to $1,034,718 for the year ended December 31, 2006. As a percentage of revenues, selling, general and administrative expenses were 264.7% for 2007 and 72.6% for 2006. This increase was due primarily to additional employees hired during 2007 to execute our growth plans, higher travel costs incurred to call on customers and suppliers, and higher stock option expense under Statement of Financial Accounting Standard (“SFAS”) No. 123R due to a higher number of granted stock options in 2007.

Other Expense and Net Loss. Our other expenses for the year ended December 31, 2007 were $195,825, representing an increase of approximately $83,000 or 72.7% compared to $113,406 for the year ended December 31, 2006. This increase was primarily due to additional interest expense incurred on higher borrowings provided through loans from our President William Patridge.

Net loss for the year ended December 31, 2007 was $1,507,952, representing an increase of approximately $551,000 or 57.6% compared to $956,632 for the year ended December 31, 2006. This increase was attributable to lower sales due to our repositioning to focus on our newly introduced ecoPlastic™ and ecoFoam™ product lines and by targeting large volume customers, corresponding lower cost of goods sold due to the lower sales, higher freight cost of goods sold, higher selling, general and administrative expenses as discussed above, and higher other expense due to higher interest expense on additional borrowings.

Liquidity And Capital Resources

As of December 31, 2007 we had $10,755 in cash and a working capital deficit of $803,613, as compared with $77,621 in cash and a working capital deficit of $95,001 at December 31, 2006. Cash and cash equivalents at December 31, 2007 decreased approximately $66,900 from the amount available as of December 31, 2006. Cash used to fund operating activities during fiscal 2007 was approximately $1,156,000 compared to approximately $713,000 thousand for fiscal 2006, representing an increase of approximately $443,000. This increase was due to lower sales in 2007 and higher selling, general and administrative expenses incurred during 2007.

Cash used for investing activities of approximately $25,000 for fiscal 2007 was about $18,000 higher than the amount of approximately $7,000 for fiscal 2006. This was due to higher purchases of property and equipment. Cash provided by financing activities of approximately $1,114,000 for fiscal 2007 increased by approximately $337,000 compared to approximately $777,000 for fiscal 2006. This increase was due primarily to additional borrowings on notes payable to provide working capital.

Since our inception, we have financed our operations primarily through private sales of our common stock, issuance of convertible promissory notes, and outside loans and loans provided by our President and Chief Executive Officer. We have no credit lines or facilities as of March 31, 2008, nor have we ever had a credit facility since our inception. In order to fund ongoing operations, we conducted a private placement of our common stock under Rule 504 promulgated under the Securities Act of 1933 (as amended), pursuant to which we sold 4,345,320 shares of our common stock at a price of $0.15 per share, and raised aggregate gross proceeds of approximately $622,000. We closed this offering in January 2008.

Because of our operating losses and negative cash flows incurred since inception, our independent auditors have included an explanatory paragraph in its report on our financial statements for 2007 and 2006 expressing doubt regarding our ability to continue as a going concern. Our ability to fund our liquidity and working capital needs in the near future will be dependent upon certain successful execution of our current business strategy and repositioning efforts. We will have to obtain significant additional capital through the sale of additional equity and/or debt securities, and from other financing activities, such as strategic partnerships, in order to execute our business plan. No assurance can be given that we will have sufficient capital available to continue to operate our business in 2008 or that we will be able to effect our new business plan in the non-PVC and bioplastics market.

ITEM 3.	PROPERTIES.

We do not own any real property. We currently lease office space at 295 East Main Street, Ashland, Oregon 97520, at a rate of approximately $30,500 per year. Our lease for this facility is on a month-to-month basis. The facility is owned by Main and Second Street LLC, a limited liability company of which our President, William Patridge, is sole member.

We also lease office space in Shanghai, China at a rate of approximately $28,200 per year. Our lease for this facility expires in July 2009, with an option to renew for a two-year term.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding persons known by us to beneficially own, as defined by Rule 13d-3 under the Securities Exchange Act of 1934, more than 5% of our common stock as of March 31, 2008. The following table also sets forth information regarding beneficial ownership of our common stock as of March 31, 2008, by our Directors and the Named Executive Officers.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Class
Certain Beneficial Owners:
T Squared Investments LLC 1325 Sixth Avenue New York, NY 10019	1,666,667	10.1%
RBC Capital Markets Corp 510 Marquette Ave South Minneapolis, MN 55402	1,000,000	6.1%

Directors/Named Executive Officers:
William Patridge	14,756,150 (3)	61.1%
Brian Patridge	1,166,667	7.1%
Jane Emkes	525,866 (4)	3.2%
Robert Bury	358,915 (5)	2.2%
John Dailey	125,000 (6)	*
All Named Executive Officers and Directors as a group (5 persons)	16,932,598	69.5%

* Less than 1%
(1) Unless otherwise indicated, the business address of each person listed is c/o ecoSolutions Intl, 295 E Main Street, Suite 1, Ashland, Oregon 97520.
(2) For purposes of this table, shares are considered beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. Shares are also considered beneficially owned if a person has the right to acquire beneficial ownership of the shares within 60 days of March 31, 2008.
(3) Includes 7,656,150 shares of common stock issuable upon conversion of 765,615 shares of Series A convertible preferred stock based on an assumed conversion ratio of 1:10.
(4) Includes 81,666 shares that may be acquired upon the exercise of currently exercisable options; 45,117 shares of common stock issued in connection with the conversion of a promissory note in the aggregate amount of $5,076 issued by our company in favor of Entrust of Idaho FBO Jane Emkes IRA; and 225,583 shares of common stock issued in connection with the conversion of a promissory note in the aggregate amount of $25,378 issued by our company in favor of Paul Schlesinger and Jane Emkes Trust. Ms. Emkes has sole voting and disposition power with respect to the shares held by Entrust of Idaho FBO Jane Emkes IRA, and shares voting and disposition power with respect to the shares held by Paul Schlesinger and Jane Emkes Trust.
(5) Includes 99,999 shares that may be acquired upon the exercise of currently exercisable options.
(6) Includes 25,000 shares that may be acquired upon the exercise of currently exercisable options.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our Named Executive Officers and directors.

Name	Age	Title
William Patridge	70	Chairman of the Board of Directors, Chief Executive Officer and President
Jane Emkes	46	Chief Financial Officer and Director
Brian Patridge	34	Executive Vice President
Robert Bury	56	Senior Vice President - Sales and Product Development
John Dailey	60	Director

William Patridge

William Patridge organized the company, and has served as Chief Executive Officer, President and Chairman of the Board of Directors since the company’s inception in 2004. Mr. Patridge has been involved in the formation of public companies from 1970 to the present and has over 45 years of diverse business experience. Prior to holding his current positions with the company, Mr. Patridge served as the President of Patridge & Company, Inc., a corporate finance and consulting business.

Jane Emkes

Jane Emkes was appointed as our Chief Financial Officer in 2007, and has been a member of our Board of Directors since 2006. Prior to her appointment to that office, Ms. Emkes provided certain corporate financial consulting services to the company commencing in 2005. Prior to joining the company, Ms. Emkes served as Senior Vice President of Finance at Bear Creek Corporation (dba Harry and David and Jackson & Perkins). In addition, Ms. Emkes has over 20 years of financial experience. Ms. Emkes passed the CPA exam in 1985 and holds a Bachelor’s degree in Accounting from Ball State University.

Brian Patridge

Brian Patridge has served as the company’s Executive Vice President since 2007. Brian also holds positions of President of Cash Connections for 2 store locations since 1996, and President of Nagalle Inc. since 2002, although neither position currently consumes any significant amount of his time. He holds a Business of Science degree in Communications from Oregon State University. Brian Patridge is the son of our President and Chief Executive Officer.

Robert Bury

Robert Bury has served as our Senior Vice President - Sales and Product Development since 2006. Mr. Bury has over twenty years of business experience in developing and marketing products, most recently as President of Northern Outfitters, a manufacturing company where he was instrumental in developing the company into a sales and marketing organization. He also helped to develop the REI label and sourced products for Sears for ten years. He holds a Business of Science degree in Biochemistry from Seattle University.

John Dailey

John Dailey has served on the Board of Directors of the company since 2005. He had been a retail finance and operations executive for over 30 years. He retired in 2004 as Executive Vice President and Chief Financial Officer of Bear Creek Corporation. He holds a Business of Science degree in Engineering from the University of Texas.

ITEM 6.	EXECUTIVE COMPENSATION.

Summary Compensation Table. The following table sets forth certain summary information concerning compensation paid by this company to our Chief Executive Officer, and two most highly compensated employees, our Senior Vice President (Sales and Product Development) and the person acting as our Chief Financial Officer, respectively, during the years ended December 31, 2007, and December 31, 2006.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Securities Underlying Options ($)		Other Annual Compensation		Total Compensation ($)
William Patridge	2007	84,000	(1)	0	0		0		0		$84,000
President and Chief Executive Officer	2006	21,000	(1)	0	63,000	(1)	0		0		$84,000

Robert Bury	2007	75,987	(2)	0	0		12,431	(3)	970	(4)	$89,388
Senior Vice President (Sales and Product Development)	2006	0		0	5,000	(5)	957	(6)	0		$5,957

Jane Emkes	2007	0		0	9,525	(7)	11,458	(3)	39,500	(7)	$60,483
Chief Financial Officer	2006	0		0	16,072	(7)	2,866	(6)	16,050	(7)	$39,988

_______________
(1)
During each of fiscal 2006 and 2007, a salary of $84,000 was accrued but not paid to our President and Chief Executive Officer. On November 10, 2006, certain liabilities of the company owed to our President and Chief Executive Officer, as of September 30, 2006, were retired and converted into 765,715 shares of the company’s Series A preferred stock. Of the 765,715 shares of Series A preferred stock issued in exchange for the cancellation of such liabilities, an aggregate of $63,000 related to salary expenses accrued and owed to our President and Chief Executive Officer through September 30, 2006.

(2)
Represents salary of $60,000 earned from January 1, 2007 through September 30, 2007. Effective October 1, 2007, the salary was increased to $120,000 per annum. Includes aggregate commissions of $987 earned during 2007.

(3)	Represents estimated fair market value of stock options valued in accordance with SFAS 123R, “Share Based Payments.”
(4)	Represents company automobile benefit paid out or reimbursed to employee during 2007.
(5)	Mr. Bury was hired effective December 1, 2006. In lieu of salary for the month of December 2006, the company issued to him shares of common stock valued at a fair market value of $0.15 per share.
(6)	Represents estimated fair market value of stock awards valued in accordance with SFAS 123R, “Share Based Payments.”
(7)
During each of fiscal 2006 and 2007, Ms. Emkes provided part-time financial consulting services to the company, in effect acting as our Chief Financial Officer. She was not paid a salary but compensated as an outside consultant. The amounts indicated in the table represent compensation paid to her for such financial consulting services. Ms. Emkes was named as our Chief Financial Officer in December 2007, and began receiving salary in January 2008.

Employment Agreements.

We do not have any employment agreements with our Chief Executive Officer or any other employee of the company. There are no arrangements between us and our Chief Executive Officer or any other employee with respect to severance payments or other benefits following termination of the employee’s employment with our company.

Outstanding Equity Awards at Fiscal Year-End. The following table contains information concerning equity awards, including unexercised options, unvested stock awards and equity incentive plan awards, as of December 31, 2007 with respect to our Chief Executive Officer, and two most highly compensated employees, our Senior Vice President (Sales and Product Development) and the person acting as our Chief Financial Officer for fiscal 2006 and 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards									Stock Awards
Name	Number of Securities underlying unexercised options (#) exercisable		Number of Securities underlying unexercised options (#) unexercisable		Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)			Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity Incentive plan awards: Number of unearned shares of stock that have not vested (#)	Equity Incentive plan awards: Market value of unearned shares of stock that have not vested ($)
William Patridge (President/Chief Executive Officer)	_		_		_			_	_	_	_	_	_
Robert Bury	33,333	(1)	66,667	(1)	_			$0.15	11/30/2011	_	_	_	_
Senior Vice President (Sales and Product Development)	_		_		100,000 100,000 200,000	(2) (3) (4)	$ $ $	0.15 0.15 0.15	1/24/2012 5/03/2012 10/31/2012

Jane Emkes	15,000	(5)	_		_			$0.50	1/12/2011	_	_	_	_
Chief Financial Officer	33,333	(6)	66,667	(6)	0 100,000 300,000 250,000	(7) (8) (9)	$ $ $ $	0.15 0.15 0.15 0.15	11/27/2011 5/03/2012 10/31/2012 1/21/2013

(1)
The options indicated are non-qualified stock options issued outside the company’s 2007 Equity Incentive Plan. As of December 31, 2007, the options have vested with respect to 33,333 shares of common stock. Of the remaining unvested tranche of options, 33,333 shall vest on November 30, 2008, and the final tranche of 33,334 shall vest on November 30, 2009.

(2)
The options indicated are non-qualified stock options issued outside the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 33,333 shall vest on January 24, 2008; 33,333 shall vest on January 24, 2009, and the final tranche of 33,334 shall vest on January 24, 2010.

(3)
The options indicated are incentive stock options issued under the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 33,333 shall vest on May 3, 2008; 33,333 shall vest on May 3, 2009, and the final tranche of 33,334 shall vest on May 3, 2010.

(4)
The options indicated are incentive stock options issued under the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 66,666 shall vest on October 31, 2008; 66,666 shall vest on October 31, 2009, and the final tranche of 66,667 shall vest on October 31, 2010.

(5)
The options indicated are non-qualified stock options issued outside the company’s 2007 Equity Incentive Plan. As of December 31, 2007, the options have vested with respect to all 15,000 shares of common stock.

(6)
The options indicated are non-qualified stock options issued outside the company’s 2007 Equity Incentive Plan. As of December 31, 2007, the options have vested with respect to 33,333 shares of common stock. Of the remaining unvested tranche of options, 33,333 shall vest on November 27, 2008, and the final tranche of 33,334 shall vest on November 27, 2009.

(7)
The options indicated are incentive stock options issued under the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 33,333 shall vest on May 3, 2008; 33,333 shall vest on May 3, 2009, and the final tranche of 33,334 shall vest on May 3, 2010.

(8)
The options indicated are incentive stock options issued under the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 100,000 shall vest on October 31, 2008; 100,000 shall vest on October 31, 2009, and the final tranche of 100,000 shall vest on October 31, 2010.

(9)
The options indicated are incentive stock options issued under the company’s 2007 Equity Incentive Plan. As of December 31, 2007, none of the options have vested with respect to any shares of common stock. The options shall vest as follows: 83,333 shall vest on January 21, 2008; 83,333 shall vest on January 21, 2009, and the final tranche of 83,334 shall vest on January 21, 2010.

Equity Incentive Plan

The Company adopted the ecoSolutions Intl 2007 Equity Incentive Plan, which was approved by a majority of our stockholders on May 4, 2007 (the “Equity Plan”), to provide employees, non-employee directors, consultants and advisors with the opportunity to receive grants of stock options and stock awards. The purpose of the Equity Plan is to give participants an ownership interest in our Company, and to create an incentive to contribute to our economic success. The Equity Plan authorizes the issuance of incentive stock options, nonqualified stock options and other stock based awards to employees, non-employee directors, consultants and advisors. As of December 31, 2007, there were 2,000,000 shares of Common Stock authorized under the Equity Plan. As of December 31, 2007, an aggregate of 1,040,000 shares of Common Stock were subject to securities issued under the Equity Plan.

During fiscal 2007, we did not maintain any plans that provide for the payment of retirement benefits. During fiscal 2007, we did not have any contract, agreement, plan or arrangement, written or otherwise, which provides for payment to our Chief Executive Officer or any other employee at, following or in connection with the resignation, retirement or other termination of such employee, or a change in control of our company.

Director Compensation. None of the directors on our Board of Directors receives compensation solely for their services as directors. Directors, however, are entitled to receive compensation for services unrelated to their service as a director to the extent that they provide such unrelated services to the Company. See “Related Party Transactions” below.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Ashland Lease

The Company’s office business facility located in Ashland, Oregon is owned by Main and Second Street LLC, a limited liability company of which William Patridge, our President and Chief Executive Officer is the sole member and is not a variable interest entity per FIN 46R. Rent expense incurred under this lease since inception through December 31, 2007, was accrued but not paid in accordance with an agreement with Mr. Patridge. The Company has not paid any rents for this office space through December 31, 2007.

Management Services to Patridge & Company

We perform certain management services for Patridge & Company, a company of which William Patridge, our President and Chief Executive Officer, is President. Fees paid to us for such management services are recorded as services income and recorded in accounts receivable as services are incurred. As of December 31, 2006, the accounts receivable balance was $14,753 and fees earned for 2006 were $7,500. As of December 31, 2007, the accounts receivable balance was $21,270 and fees earned for 2007 were $6,000.

Funding of Company Operations

Due to our limited operating history, and accumulated losses since inception, through December 31, 2007, we have funded our company operations in part through stock sales, issuances of convertible promissory notes and loans, including loans from William Patridge, our President and Chief Executive Officer. As of December 31, 2007, we have a note payable including accrued interest to William Patridge of $2,168,535 bearing interest at 10.0% starting January 2006. This note is due in installment payments from March 2008 through January 2010.

As of December 31, 2007, we had issued convertible promissory notes in the aggregate principal amount of $165,000, including two, which were issued to certain of our officers (Jane Emkes and Robert Bury) or entities affiliated with them, in the aggregate amount of approximately $57,200. In March 2008, all of the convertible notes were converted into shares of our common stock in accordance with the terms of such notes.

Board of Directors

As of March 31, 2008, we had 3 persons serving as directors on our Board of Directors, namely, William Patridge, Jane Emkes and John Dailey. Pursuant to our Bylaws, our directors are elected at the annual meeting of our stockholders, and once appointed shall serve until their successors are elected and qualified, or until removed from office in accordance with our Bylaws. Our Bylaws provide that the number of directors on our Board of Directors may be changed from time to time by resolution of the Board of Directors or our shareholders, subject to any limitations imposed by the Nevada Revised Statutes or other Nevada State law.

Committees of the Board of Directors

Pursuant to our Bylaws, our Board of Directors may establish committees of one or more directors from time-to-time, as it deems appropriate. Our common stock has been recently cleared for trading on the Pink Sheets LLC electronic trading platform. The Pink Sheets electronic trading platform does not maintain any standards requiring us to establish or maintain an Audit, Nominating or Compensation committee. As of March 31, 2008, our Board of Directors does not maintain any Audit, Nominating or Compensation committee, or any other committees.

Director Independence

Our common stock has been recently cleared for trading on the Pink Sheets LLC electronic trading platform. The Pink Sheets LLC electronic trading platform does not maintain any standards regarding the “independence” of the directors on our company’s Board of Directors, and we are not otherwise subject to the requirements of any national securities exchange or an inter-dealer quotation system with respect to the need to have a majority of our directors be independent.

In the absence of such requirements, we have elected to use the definition for “director independence” under the NASDAQ stock market’s listing standards, which defines an “independent director” as “a person other than an officer or employee of us or its subsidiaries or any other individual having a relationship, which in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The definition further provides that, among others, employment of a director by us (or any parent or subsidiary of ours) at any time during the past three years is considered a bar to independence regardless of the determination of our Board of Directors.

Mr. Dailey is a non-employee director and “independent” as defined under the NASDAQ standards. Both of Mr. Patridge and Ms. Emkes are employee-directors and therefore not deemed “independent” under the NASDAQ Stock Market’s listing standards. Although a majority of our Board of Directors is not “independent” under NASDAQ’s listing standards, due to their combined business and financial experience and because our common stock is not currently listed on any of the NASDAQ stock markets, we believe that our employee-directors can competently perform the functions required of them as directors of the company.

ITEM 8.  LEGAL PROCEEDINGS.

None.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

On March 18, 2008, we received approval from the Financial Industry Regulatory Authority (FINRA) to list our common stock on the Pink Sheet LLC electronic trading platform. On April 14, 2008 the National Association of Security Dealers Automated Quotation Systems (NASDAQ) approved the Pink Sheets listing for our new name, “ecosolutions Intl.” Our trading symbol is “ECOL”.

As of December 31, 2007, there were 10,337,500 shares of our common stock issued and outstanding. In addition, as of December 31, 2007, 11,888,984 shares of our common stock were subject to outstanding options or warrants, or securities otherwise convertible into shares of our common stock.

Shareholders

As of December 31, 2007, we believe that we have approximately 23 shareholders of our common stock.

Dividends

We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We presently intend to retain any future earnings for financing our growth and expansion.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
2007 Equity Incentive Plan	1,040,000	$0.150	960,000

Equity compensation plans not approved by security holders
Non-Qualified Options	1,684,500	$0.246

Total	2,724,500		960,000

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

We have issued and sold securities of the company as disclosed below within the last three years. Unless otherwise noted, the following sales of securities were effected in reliance on the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder, and such securities may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Securities Act of 1933 (as amended, the “Act”):

•	In January 2005, we issued an aggregate of 8,200,000 shares of our common stock to our President and Chief Executive Officer for aggregate proceeds of $8,200.

•	In January 2005, we sold and issued 920,000 shares of our common stock to six investors for aggregate proceeds of $1,420.

•	In February 2005, we sold and issued a total of 200,000 shares of our common stock to two investors for aggregate proceeds of $100,000.

•	In July 2005, we sold and issued a total of 100,000 shares of our common stock to one investor for aggregate proceeds of $50,000.

•	In August 2005, we sold and issued a total of 100,000 shares of our common stock to one investor for aggregate proceeds of $50,000.

•	In October 2005, we issued a total of 50,000 shares of our common stock in connection with services rendered to us by a consultant.

•	In October 2005, we sold and issued a total of 237,333 shares of our common stock through the exercise of an employee stock option for aggregate proceeds of $237.

•	In December 2005, we sold and issued a total of 100,000 shares of our common stock to two investors for aggregate proceeds of $50,000.

•	In January 2006, we issued a total of 10,000 shares of our common stock in connection with services rendered to us by a consultant.

•
In November 2006, in exchange for the cancellation and retirement of $248,825 of liabilities owed by us to our President and Chief Executive Officer, we sold and issued a total of 765,615 shares of our then newly-created Series A preferred stock.

•	During the first quarter of 2007, we issued a total of 146,833 shares of our common stock in connection with services rendered to us by certain consultants.

•	In September 2007, we sold and issued a total of 166,667 shares of our common stock to one investor for aggregate proceeds of $25,000.

•	In January 2008, we issued and sold a total of 300,000 shares of our common stock to one investor for aggregate proceeds of $45,000.

•	In January 2008, we issued and sold a total of 4,345,320 shares of our common stock to investors for aggregate proceeds of approximately $622,000.

•	During the first quarter of fiscal 2008, we issued a total of 148,333 shares of our common stock in connection with services rendered to us by certain consultants.

•
In March 2008, in connection with the conversion of an aggregate of $167,495 in indebtedness owed to nine holders under certain outstanding convertible promissory notes to which our company is party, we issued an aggregate of 1,488,848 shares of our common stock.

ITEM 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. We are registering shares of our common stock under this Form 10.

Common Stock

As of March 31, 2008, there were 16,513,334 shares of our common stock issued and outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the

Company, the remaining assets legally available for distribution to stockholders, after payment of claims of creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable. Our Board of Directors has the authority to issue authorized but unissued shares of common stock without any action by our stockholders.

Anti-Takeover Effects of Certain Provisions of Nevada State Law

We may be, or in the future, become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, the control share law does not govern their shares.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations, and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

Our transfer agent is Integrity Stock Transfer, 3027 E. Sunset Road - Suite 103, Las Vegas, Nevada 89120. The telephone number is (702) 317-7757, and facsimile number is (702) 796-5650.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Company’s Articles of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with their service to the Company.

The Nevada Revised Statutes also permits a corporation, and our Articles of Incorporation and Bylaws therefore permit the company to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or our agent, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses.

However, nothing in our charter or bylaws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

33

ecoSolutions Intl
(Formerly 360 Interchange, Inc.)

Financial Statements

Years Ended December 31, 2007 and 2006

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Table of Contents
Years Ended December 31, 2007 and 2006

Page

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Stockholders’ Deficit	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6-21

STONEFIELD
JOSEPHSON, Inc.
Certified Public Accountants
Business Advisors

Report of Independent Registered Public Accounting Firm

Board of Directors
ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Ashland, Oregon

We have audited the accompanying balance sheets of ecoSolutions Intl (Formerly 360 Interchange, Inc.) as of December 31, 2007 and 2006 and the related statements of operations, stockholders' deficit and cash flows for the years ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to, nor were we engaged to perform, an audit of its internal control over financing reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ecoSolutions Intl (Formerly 360 Interchange, Inc.) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss of $1,507,952 and a working capital deficiency of $803,163 and has an accumulated deficit of $3,590,564. The foregoing matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1 of the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
April 28, 2008

WWW.SJACCOUNTING.COM

Los Angeles
2049 Century Park East
Suite 400
Los Angeles, California 90067
TEL 310.453.9400
FAX 310.453.1187

Orange County
4 Park Plaza
Suite 900
Irvine, California 92614
TEL 949.653.9400
FAX 949.833.3582

San Francisco
101 Montgomery Street
Suite 1900
San Francisco, California 94104
TEL 415.981.9400
FAX 415.391.2310

East Bay
1333 N. California Boulevard
Suite 470
Walnut Creek, California 94596
TEL 925.938.9400
FAX 925.930.0107

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Balance Sheets

	December 31,	December 31,
	2007	2006
Assets

Current assets:
Cash	$10,755	$77,621
Accounts receivable (related party balances of $21,271 and $14,753, respectively - see Note 6)	121,622	14,753
Finished goods inventory	20,250	8,810
Prepaid expenses and advances	112,697	11,538

Total current assets	265,324	112,722

Property and equipment, net of accumulated depreciation	85,862	83,271

Security deposits	4,871	4,578

	$356,057	$200,571

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable (related party balances $40,281 and $7,677, respectively - see Note 6)	$177,312	$75,132
Accrued liabilities	277,993	74,187
Customer deposits liability	14,726	6,240
Accrued payroll - officer/stockholder	105,000	21,000
Current portion of loans and interest payable ($407,200 at December 31, 2007 and $8,925 at December 31, 2006 owed to related parties)	493,906	31,164

Total current liabilities	1,068,937	207,723

Loans and interest payable, including $1,818,535 and $1,160,566 for related parties at December 31, 2007 and 2006, respectively, less current portion	2,078,851	1,452,402

Total liabilities	3,147,788	1,660,125

Stockholders’ deficit:
Preferred stock, par value $.001; 20,000,000 shares authorized; 765,615 shares issued and outstanding at December 31, 2007 and 2006	766	766
Common stock, par value $.001; 100,000,000 shares authorized; 10,337,500 and 9,982,333 shares issued and outstanding at December 31, 2007 and 2006, respectively	10,338	9,982
Additional paid-in capital	787,729	612,310
Accumulated deficit	(3,590,564)	(2,082,612)

Total stockholders’ deficit	(2,791,731)	(1,459,554)

	$356,057	$200,571

The accompanying notes are an integral part of these financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Statements of Operations

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Gross sales	$444,164	$1,390,645
Sales adjustments	(4,767)	-
Sales commissions	-	26,292
Freight income	69,826	-
Services income from related party	6,000	7,500

Total revenues	515,223	1,424,437

Cost of goods sold	463,343	1,232,945

Gross profit	51,880	191,492

Selling, general and administrative expenses:
Management and administrative costs	1,070,625	763,813
Rent and utilities	83,320	78,329
Professional fees	76,745	120,842
Stock option expense	110,955	51,877
Depreciation and amortization	22,362	19,857

Total selling, general and administrative expenses	1,364,007	1,034,718

Operating loss	(1,312,127)	(843,226)

Interest expense, net	195,825	106,356

Other expense	-	7,050

Net loss	$(1,507,952)	$(956,632)

Net loss per share, basic and diluted	$(0.15)	$(0.10)

Weighted average shares used in per share calculations:
Basic and diluted	10,199,224	9,979,525

The accompanying notes are an integral part of these financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Statements of Stockholders' Deficit
Years Ended December 31, 2007 and 2006

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2005	-	$-	9,907,333	$9,907	$271,378	$(1,125,980)	$(844,695)

Issuance of common stock for services	-	-	75,000	75	40,996	-	41,071

Stock option compensation expense	-	-	-	-	51,877	-	51,877

Issuance of preferred stock	765,615	766	-	-	248,059	-	248,825

Net loss	-	-	-	-	-	(956,632)	(956,632)

Balance at December 31, 2006	765,615	766	9,982,333	9,982	612,310	(2,082,612)	(1,459,554)

Issuance of common stock for cash	-	-	166,667	167	24,833	-	25,000

Issuance of common stock for services	-	-	188,500	189	39,631	-	39,820

Stock option compensation expense	-	-	-	-	110,955	-	110,955

Net loss	-	-	-	-	-	(1,507,952)	(1,507,952)

Balance at December 31, 2007	765,615	$766	10,337,500	$10,338	$787,729	$(3,590,564)	$(2,791,731)

The accompanying notes are an integral part of these financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Statements of Cash Flows
Increase (Decrease) in Cash

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
Cash flows provided by operating activities:
Net loss	$(1,507,952)	$(956,632)

Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	22,362	19,857
Issuance of common stock for services	39,820	41,071
Stock option compensation expense	110,955	51,877

Changes in assets and liabilities:
(Increase) in assets:
Accounts receivable	(106,869)	(2,975)
Finished goods inventory	(11,440)	(8,810)
Prepaid expenses and advances	(101,159)	(7,450)
Security deposits	(293)	-

Increase in liabilities:
Accounts payable and accrued liabilities	389,985	143,446
Customer deposits liability	8,486	6,240

Net cash used for operating activities	(1,156,105)	(713,376)

Cash flows used for investing activities -
acquisition of property and equipment	(24,953)	(7,174)

Cash flows provided by financing activities:
Borrowings on notes payable	1,089,192	777,191
Proceeds from issuance of stock	25,000	-

Net cash provided by financing activities	1,114,192	777,191

Net increase (decrease) in cash	(66,866)	56,641
Cash, beginning of year	77,621	20,980

Cash, end of year	$10,755	$77,621

Supplemental disclosure of cash flow information -
cash paid during the year for interest	$61,058	$41,130

Supplemental disclosure of non-cash financing activities:
Conversion of short-term liabilities to preferred stock	$-	$(248,825)

Reclassification of automobiles and loans payable	$-	$(8,502)

The accompanying notes are an integral part of these financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies:

Business Organization

ecoSolutions Intl (formerly 360 Interchange, Inc.) (the “Company”) was founded on July 24, 2004 as an Oregon corporation. The Company reincorporated in Nevada on January 3, 2005. No discontinuance of Company operations occurred during this period. On March 17, 2008, the Company changed its name to ecoSolutions Intl.

Business Activity

The Company sources products from overseas, selling to various retailers, distributors or manufacturing customers located in the United States or overseas. Through December 31, 2007, the Company’s product sourcing has originated from Asia, with major product categories of wood flooring products and foam products such as yoga mats. The Company has developed exclusive business arrangements with certain Asian companies, including marketing eco-friendly products as a focus of its product line.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such amounts.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

Going Concern and Basis of Presentation

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $1,507,952 for the year ended December 31, 2007. The Company had a working capital deficiency of $803,613 and a stockholders’ deficit of $3,590,564 as of December 31, 2007. Those factors create an uncertainty about the Company’s ability to continue as a going concern. Management’s intention is set forth in a business plan which assumes increased operating revenues and additional financing. The ability of the Company to continue as a going concern is dependent on the plan’s success, as well as, achieving profitable operations in the future. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

Revenue is recognized when title passes from the Company to the customer, generally when product is received by the customer, using F.O.B. destination terms. Accounts receivables are presented at the amounts collected for which no reserves have historically been required.

In accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, beginning in January 2006 with orders booked, the Company began acting as a principal in the revenue transactions, assuming the risks and reward of ownership until a sale is complete by assuming general inventory and credit risks, being the primary obligor in the transaction and having latitude in establishing price and supplier selection as set forth in EITF 99-19.

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"), as amended. SAB 104 requires that the following four basic criteria must be met before revenue can be recognized: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the fee is fixed and determinable; and 4) collectibility is reasonably assured.

Fees are also generated for management services provided to Patridge & Company, a company in which William Patridge, President, Chairman and principal stockholder of the Company is the President. These fees are recognized monthly when the services occur.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

Cash

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Inventory

Inventory consists of finished goods including freight and is valued at the lower of cost (weighted average method) or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally ranging from three to ten years.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

Stock-Based Compensation

Commencing January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS 123R”), which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on fair values. The effect on net income upon adoption of SFAS 123R was not materially different than as reported if the fair-value-based method had been applied to all outstanding and unvested awards.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders equity that, under generally accepted accounting principles, are excluded from net loss in accordance with SFAS No. 130, "Reporting Comprehensive Income” (FAS No. 130). The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130. For the years ended December 31, 2007 and 2006, comprehensive income consists only of net income and, therefore, a Statement of Other Comprehensive Loss has not been included in these financial statements.

Advertising

Advertising costs are expensed as incurred and totaled $3,588 in 2007, and $6,124 in 2006.

Shipping and Handling Charges

For Customers whom the Company arranges shipping and handling charges, the expenses are included in Costs of Goods Sold.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements.  The Statement applies whenever other statements require or permit assets or liabilities to be measured at fair value.  SFAS 157 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact this Statement will have on the financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

New Accounting Pronouncements (Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact this Statement will have on the financial statements.

SFAS No. 141 (Revised 2007), Business Combinations. On December 4, 2007, the FASB issued FASB Statement No. 141 (Revised 2007). Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R will change the accounting treatment for certain specific items, including: acquisition costs will be generally expensed as incurred; non-controlling interests (formerly known as "minority interests" -- see Statement 160 discussion below) will be valued at fair value at the acquisition date; acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. Statement 141R also includes a substantial number of new disclosure requirements. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. While the Company has had no such business combinations in the past, it may pursue business combinations which would be effected by SFAS No. 141R.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

New Accounting Pronouncements (Continued)

SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51. On December 4, 2007, the FASB issued FASB Statement No. 160. Statement 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a Non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. Statement 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the Non-controlling equity investment on the deconsolidation date. Statement 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Because the Company has no such arrangements currently, the adoption of this principle will not have a material impact on the Company's financial statements.

EITF Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property. Issue No. 07-1 discusses how costs incurred and revenue generated on sales to third parties are reported in the income statements of the partners to a collaborative arrangement, how sharing payments made to, or received by, a partner in a collaborative arrangement are presented in the recipient's and payor's income statements, and what disclosures the partners to a collaborative arrangement should provide in the notes to their financial statements. The Company currently has no such arrangements.

On March 19, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133. Statement 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The adoption of this principle will not have a material impact on the Company's financial statements.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies (Continued):

New Accounting Pronouncements (Continued)

In July 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes” An Interpretation of FASB Statement No. 109. FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS 109. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The Company adopted FIN 48 effective January 1, 2007, and the provisions of FIN 48 will be applied to all income tax positions commencing from that date. The adoption of this principle will not have a material impact on the Company's financial statements.

(2)	Customer Concentrations:

Included in accounts receivable are $100,351 due from four customers at December 31, 2007 and $0 at December 31, 2006. Sales earned from these customers amounted to $199,189 for 2007.

(3)	Property and Equipment:

Property and equipment as of December 31, 2007 and 2006 consists of the following:

	2007	2006

Automobiles	$69,798	$50,714
Computer equipment	24,356	21,764
Furniture and fixtures	18,820	18,820
Computer software	12,503	11,488
Leasehold improvements	12,262	10,000
Camera equipment	1,578	1,578
Telephone equipment	1,284	1,284

	140,601	115,648
Less accumulated depreciation	54,739	32,377

	$85,862	$83,271

Depreciation expense amounted to $22,362 and $19,857 for 2007 and 2006, respectively.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(4)	Income Taxes:

As of December 31, 2007, the Company has federal net operating losses of approximately $3,541,000 which expire through the year 2027. A deferred tax asset of approximately $1,346,000 has been completely offset by a valuation allowance due to uncertainties as to its future utilization.

The Company’s effective tax rate differed from the federal statutory income tax rate as follows for 2007 and 2006:

Federal statutory rate	34.0%
State tax, net of federal tax effect	4.0%
Valuation allowance	(38.0)%

Effective tax rate	0.0%

(5)	Loans Payable and Accrued Interest:

Loans payable and accrued interest as of December 31, 2007 and 2006 are summarized as follows:

	2007	2006

Note payable to Patridge and Company, bearing
interest at 7.9%, payable in monthly principal
and interest installments of $2,962 beginning
November 2006 through April 2007	$-	$8,925

Note payable including interest to William
Patridge for funding of the Company bearing
interest at 10.0% (which commenced accrual as
of January 2006), due January 2010, payable as	2,168,535	1,160,566
$380,000 in 2008, $894,268 in 2009 and

Automobile loan payable, bearing interest at
5.3%, secured by automobile, payable in
monthly principal and interest installments
of $822, due June 2011	31,445	39,422

Automobile loan payable, bearing interest at
7.5%, secured by automobile, payable in
monthly principal and interest installments
of $321, due December 2013	18,477	-

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(5)	Loans Payable and Accrued Interest (Continued):

Southern Oregon Regional Economic
Development, Inc. loan payable, bearing
interest at 8.0%, secured by business assets
and assets owned by William Patridge, the
principal stockholder, payable in monthly principal
and interest installments of $2,427 beginning
September 2006, due August 2016	182,700	194,461

Convertible promissory notes including interest,
bearing interest at 8.0%, payable in semi-annual
interest installments, maturities due
December 2008 through May 2009	171,600	80,192

	2,572,757	1,483,566
Less current portion	493,906	31,164

	$2,078,851	$1,452,402

During 2006, the note payable to Patridge & Company was restructured, in exchange for preferred stock granted to William Patridge (see Note 8). As of December 31, 2006, the balance due on this note is $8,925. This note was paid in full during 2007.

As of December 31, 2007, the note payable including interest to William Patridge was $2,168,535 for funding of the Company through 2007. This note began bearing interest at 10.0% on January 1, 2006 and is due January 2, 2010. Installment payments on this note are $45,000 beginning on March 31, 2008, $215,000 on June 30, 2008, $15,000 on each of the months ending in 2008 except March and June, $894,268 on January 2, 2009 and $894,267 on January 2, 2010. The Company previously had a note payable to William Patridge for $1,160,566 that was due on January 1, 2008.

Convertible promissory notes of $165,000 were issued during December 2006 through May 2007. These notes bear interest at 8.0% and mature in two years from issue date. The notes contain a feature enabling the holder to convert the note, including accrued but unpaid interest if the holder of the note desires, to common stock of the Company. The conversion feature enables the holder to convert the notes to equity at the average stock price of the Company’s stock price, contingent upon the shares being listed on the Pink Sheets. The shares are convertible at a conversion price of 75% of the average selling price of the stock, as listed on the Pink Sheets, on the date the Company receives the request from the Lender. In accordance with Emerging Issues Task Force Abstract 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, the beneficial conversion feature was determined to be approximately $41,250 at December 31, 2007 and $20,000 as of December 31, 2006. However, although measured at the date of commitment, as this feature is dependent on a future event, the beneficial conversion feature will be recorded at such time as the contingency is resolved. Conversion of the notes into common stock is elective and not mandatory.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(5)	Loans Payable and Accrued Interest (Continued):

In accordance with SFAS 133 Accounting for Derivative Instruments and Hedging Activities and SFAS 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, such notes were conventional convertible and no separate derivative accounting was considered necessary.

The Company closed its Rule 504 offering in January 2008 (see Note 13), with an offering price of $0.15. The Lenders converted their notes on March 10, 2008 (see Note 13) at 25% less than the listed price of $0.15.

The aggregate maturities of long-term debt at December 31, 2007 were as follows:

Year ending December 31,
2008	$493,906
2009	1,007,273
2010	924,323
2011	27,280
2012	24,270
Thereafter	95,705

$2,572,757

(6)	Related Party Transactions:

The Company’s office business facility located in Ashland, Oregon is owned by Main and Second Street LLC, a company which William Patridge, Chairman, President and principal stockholder of the Company is sole managing member and is not a variable interest entity per FIN 46R. Rent expense was accrued but not paid per agreement with William Patridge since inception through December 31, 2007. The Company has not paid any rents for this office space through December 31, 2007. The liability of $65,392 as of September 30, 2006 was exchanged for preferred stock issued to William Patridge (see Note 8). The liability to Main and Second Street LLC as of December 31, 2006 of $7,677 and $40,281 as of December 31, 2007 are classified as current liabilities and has not been determined to be a variable interest entity.

Fees for management services provided by the Company to Patridge & Company are recorded as services income and recorded in accounts receivable as services are incurred. William Patridge is the President of Patridge & Company. As of December 31, 2006, the accounts receivable balance was $14,753 and fees earned for 2006 were $7,500. As of December 31, 2007, the accounts receivable balance was $21,270 and fees earned for 2007 were $6,000.

Company operations through December 31, 2007 have been funded by stock purchases, convertible promissory notes, outside loans, loans from William Patridge and operating activities. As of December 31, 2007, the Company has a note payable including accrued interest to William Patridge of $2,168,535 (see Note 5) bearing interest at 10.0% starting

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(6)	Related Party Transactions:

January, 2006. This note is due in installment payments from March 2008 through January 2010.

(7)	Leases:

The Company maintains an office in Shanghai, China that is obligated under a non-cancelable operating lease for office space that expires in July 2009. The office space in Ashland, Oregon, rented from Main and Second Street LLC, is on a month-to-month basis. The Company leases a company automobile with lease payments beginning November 2007 and ending October 2012. Total lease expense for all leases was $63,315 and $56,875 for 2007 and 2006, respectively.

The aggregate future minimum annual lease payments under non-cancelable operating leases as of December 31, 2007 were as follows:

Year ending December 31,
2008	$47,448
2009	35,713
2010	19,284
2011	19,284
2012	14,463
Thereafter	-

$136,192

(8)	Convertible Preferred Stock:

On November 10, 2006, certain current liabilities owing (or balances outstanding) as of September 30, 2006, owed to William Patridge, Chairman, President and principal stockholder of the Company and his affiliated companies, were retired and converted to preferred stock. The articles of incorporation of the Company were restated on November 10, 2006 to authorize 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, each having a $.001 par value. Each share of preferred stock may be converted into ten shares of common stock as fully paid and non-assessable common stock and carries ten to one voting rights. In exchange for $248,825 of current liabilities owed to William Patridge and his affiliated companies, 765,615 shares of preferred stock were issued to William Patridge.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(9)	Stock Options:

The Company has granted non-qualified and incentive stock option agreements (the “Agreements”) to certain employees, advisors, consultants and board members. The Agreements provide for the grant of stock options, exercisable for shares of the Company’s common stock. During 2006, the Company granted options to purchase 952,000 shares of the Company’s common stock. These options were granted with an exercise price ranging from $0.15 to $0.50 per share. These options vest over three years and expire in five years. For the year ended December 31, 2006, no options were exercised and 999,667 options forfeited with 1,109,500 options still outstanding. In May 2007, the Board of Directors, by unanimous written consent, adopted the 2007 Equity Incentive Plan and Incentive Stock Option agreement. During 2007, the Company granted options to purchase 1,675,000 shares of the Company’s common stock. These options were granted with an exercise price of $0.15 per share. These options vest over three years and expire in five years. For the year ended December 31, 2007, no options were exercised and 60,000 options forfeited with 2,724,500 options still outstanding.

A summary is as follows:
			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual
	of shares	Price	Life

Balance at December 31, 2005	1,157,167	$.188	4.20

Granted	952,000	$.375
Exercised	-	-
Forfeited	(999,667)	.238

Balance at December 31, 2006	1,109,500	$.303	4.13

Granted	1,675,000	$.150
Exercised	-	-
Forfeited	(60,000)	.267

Balance at December 31, 2007	2,724,500	$.210	3.74

Exercisable at December 31, 2007	552,663	$.298	2.84

At December 31, 2007, the weighted average remaining contractual life of outstanding options is 3.74 years.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(9)	Stock Options (Continued):

Commencing January 1, 2006, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS 123R”), which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on fair values.

Under SFAS 123R, forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. The Company utilized a 10% forfeiture rate. For the year ended December 31, 2006, the Company recognized $51,877 of stock option expense. As of December 31, 2006, there was $164,687 of total unrecognized compensation cost related to non vested share-based compensation arrangements granted under existing stock option plans. The total fair value of shares vested and unvested as of December 31, 2006 was $231,107, of which $72,984 is attributed to employee options. For the year ended December 31, 2007, the Company recognized $110,955 of stock option expense. As of December 31, 2007, there was $222,252 of total unrecognized compensation cost related to non vested share-based compensation arrangements granted under existing stock option plans. The total fair value of shares vested and unvested as of December 31, 2007 was $399,626, of which $184,096 is attributed to employee options. There was no intrinsic value calculated for the options.

The fair value of options granted was estimated using the Black Scholes option-pricing model. These same assumptions are also used in applying the Black Scholes option-pricing model for any stock based option compensation paid to non-employees. The fair value of options at the date of grant and the assumptions utilized are indicated in the following table:

	2007	2006

Weighted average of fair value
at date of grant for options
granted during the period	$.150	$.375

Risk-free interest rates	3.10%-5.10%	4.30%-4.90%
Expected option life in years	5	5
Expected stock price volatility	100.0%	100.0%
Expected dividend yield	-	-

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(9)	Stock Options (Continued):

The following summarizes the activity of the Company’s non-vested options for the year ended December 31, 2007.

		Weighted
		Average
		Exercise
	Shares	Price

Non vested at December 31, 2006	942,000	$.303
Granted	1,675,000.150
Vested	(358,163)	.296
Forfeited	(60,000)	.267

Non vested at December 31, 2007	2,198,837	$.189

(10)	Shares Granted for Services:

Certain shares granted to consultants for services provided to the Company as independent contractors are restricted under a “Restricted Stock Agreement” established January 11, 2005. These shares are subject to forfeiture over the annual anniversary date of each three year period of the agreement if the Board of Directors determines that the consultant is no longer assisting the Company. In that case, such shares shall be returned to the Company for cancellation. If the Board of Directors determines that the consultant is assisting the Company over the annual anniversary date of each three year period, the consultant shall acquire an unrestricted right to one-third of the shares of stock. As of December 31, 2007, a total of 245,000 restricted shares had been granted. Compensation expense for services performed during 2007 and 2006 was $6,598 and $18,238, respectively. As of December 31, 2007 and 2006, accrued liabilities of $6,062 and $17,259, respectively, existed for shares to be issued the following January upon approval by the Board for the issuance of the shares. Shares issued during 2007 and 2006 were 41,667 and 65,000, respectively. The 41,667 shares for services provided during 2007 will be issued in January 2008.

Services provided by consultants outside of the “Restricted Stock Agreement” were recorded as compensation expense during 2007 and 2006 of $9,525 and $21,071 respectively. Shares issued for such services during 2007 and 2006 were 146,833 and 10,000 respectively.

The fair market value of common stock used in the above calculations was determined based on the average price of the stock received from private investors during those timeframes and the Rule 504 offering price (see Note 13).

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(11)	Loss per Share:

The Company has adopted Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Loss per share is computed as net loss divided by the weighted average of common shares outstanding for the period, as follows:

	2007	2006

Net loss available to common
stockholders	$(1,507,952)	$(956,632

Weighted average common shares
outstanding, basic and diluted	10,199,224	9,979,525

Basic and diluted loss per share	$(0.15)	$(0.10)

Common stock equivalents, consisting of stock options, preferred stock, convertible promissory notes and restricted stock totaling in the aggregate 9,364,484 and 8,690,595 share equivalents for the years ending December 31, 2007 and 2006 respectively, were not included in the computation of diluted earnings per share, as their inclusion would be anti-dilutive.

(12)	Guarantees:

Common stock purchased by one investor in the amount of $50,000 is guaranteed by William Patridge. If the value of this investment is devalued or lost, under the agreement with William Patridge, the investor is entitled to recover the initial investment value through personal or other funds of William Patridge.

ecoSolutions Intl (Formerly 360 Interchange, Inc.)
Notes to Financial Statements
Years Ended December 31, 2007 and 2006

(13)	Subsequent Events:

On January 3, 2008, the loan balance with Southern Oregon Regional Economic Developments, Inc of $182,700 was paid off by William Patridge. The Company’s liability to Southern Oregon Regional Economic Developments, Inc decreased to zero on that date with the liability owed to William Patridge increased by $184,164, representing the principal balance of $182,700 plus additional accrued interest to payoff the balance.

On January 25, 2008, the Company closed its Rule 504 offering raising gross proceeds of $621,798 through 64 investors. This offering, which was approved by the state of Nevada on January 24, 2007 with additional registration approvals by qualification in the state of New York on March 16, 2007 and the state of Oregon on April 19, 2007, enabled the Company to offer common stock for purchase, within the terms of the Rule 504 filing. The Company was allowed to raise a minimum of approximately $500,000 with a maximum of approximately $1,000,000, which is the maximum allowed under Rule 504. Shares were offered at $0.15 per share, with a total of 4,345,320 shares issued under Rule 504 during 2008.

On March 10, 2008, the Company converted $167,495 convertible promissory notes into common stock of the Company. This represented principal balances of $165,000 plus accrued interest of $2,495. The number of shares issued to the holders was 1,488,848, representing shares converted at 75% of the estimated fair market value of $0.15 per share or $.1125 per share. Upon conversion on that date, the convertible promissory notes were cancelled.

The Company received approval from the state of Nevada to change its name from 360 Interchange, Inc. to ecoSolutions Intl effective on opening of business March 18, 2008.

On March 18, 2008, the Company received approval from the Financial Industry Regulatory Authority (FINRA) to list its common stock on the Pink Sheets. On April 14, 2008, the National Association of Securities Dealers Automated Quotation System (NASDAQ) approved the Pink Sheets listing for the Company’s new name, ecoSolutions Intl. The trading symbol assigned to the Company is ECOI.

As of April 28, 2008, the Company has not yet finalized terms related to a letter of intent signed on February 8, 2007 to purchase all shares of a converted unlimited liability corporation of Vinyl Trends, Inc, a Canadian company. Terms of the purchase were to include a combination of cash and Company stock. Vinyl Trends finishes and distributes products made out of foam and recycled foam material in Canada and the United States.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

The following documents are furnished as exhibits to this Form 10.

Number	Exhibit
3.1	Amended and Restated Articles of Incorporation (as amended)*
3.2	Bylaws*
4.1	Specimen Common Stock Certificate*
10.1	2007 Equity Incentive Plan*
10.2	Letter of Intent, dated as of February 8, 2007, between Vinyl Trends, Inc. and 360 Interchange, Inc.*

* Filed herewith.

34

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ECOSOLUTIONS INTL

Date: May 7, 2008	By: /s/ WILLIAM PATRIDGE William Patridge Chief Executive Officer and President